Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Immune Pharmaceuticals Inc. on Form S-3 to be filed on or about November 29, 2016 of our report dated April 15, 2015, on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 30, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey

December 1, 2016